Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

KELLANOVA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	3.750% Senior Notes due 2034	Rule 457(r)	$323,100,000	99.484%	$321,432,804	0.00014760	$ 47,443.48

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—	—	—

	Total Offering Amounts					$321,432,804

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$ 47,443.48

(1)

€300,000,000 aggregate principal amount of the 3.750% Senior Notes due 2034 will be issued. The Amount Registered and Maximum Aggregate Offering Price are based on the noon buying rate in New York City on May 3, 2024 for cable transfers of €1.00=$1.0770 as announced by the United States Federal Reserve Board for euro.